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                              EMPLOYMENT AGREEMENT



          Great Plains Software, Inc. ("Great Plains") and Ray August ("Executive"), Vice President, Research and Development ("VPRD") of Great Plains, enter into this Employment Agreement ("Agreement") with respect to the terms and conditions of Executive's employment with Great Plains.


          WHEREAS, Executive has served as the VPRD of Great Plains;

          WHEREAS, Executive desires to continue his employment as VPRD of Great Plains and to obtain the new rights in the terms and conditions of his employment set forth in this Agreement;

          WHEREAS, GS Capital Partners, L.P. and certain other affiliates of The Goldman Sachs Group, L.P. (collectively, "Goldman Sachs") have agreed to make a substantial capital investment into Great Plains by purchasing certain Great Plains convertible preferred stock in reliance on the acknowledgments and promises Executive has made in this Agreement and because Executive has agreed to assume the contractual obligations set forth in this Agreement;


          NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Great Plains and Executive agree as follows:

          I.   DESCRIPTION OF DUTIES.

          Executive shall perform all duties normally attendant to his position and such duties as Great Plains may from time-to-time prescribe. Throughout the period of employment, Executive shall devote his full-time efforts during normal business hours to the business and affairs of Great Plains, and shall perform his assigned duties diligently, faithfully and to the full extent of his abilities. Executive shall at all times perform his duties with undivided loyalty and shall not knowingly perform any act contrary to Great Plains' best interests.


          II.  TERM OF EMPLOYMENT.

          A. Subject to the provisions of Section VI of this Agreement, Great Plains shall employ Executive as VPRD of Great Plains from the date of execution of this Agreement to and including June 1, 1997. This period shall hereinafter be

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referred to as the "Term".  Unless a party hereto shall give notice of non-
renewal to the other party hereto prior to April 30, 1997, the Term shall be automatically extended to June 1, 1999.

          B. Executive acknowledges that this Term of employment constitutes a valuable benefit of employment to which he was not entitled prior to execution of this Agreement.


          III. EXCLUSIVITY OF EMPLOYMENT.

          Executive represents and warrants that there are no agreements or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to Great Plains during the Term hereof, and that he has not made and will not make any commitment, agreement or arrangement, or do any act in conflict with this Agreement. Executive shall devote his full employment energies, interest, abilities and time to the performance of obligations hereunder. Executive shall not, without the prior written consent of the Board of Directors of Great Plains render to others any service of any kind for compensation, or engage in any business activity that interferes with Executive's performance of his duties or in any other way conflicts with Employer's best interests, regardless of whether it is pursued for gain or profit.


          IV.  COMPENSATION.

          A. Provided that Executive has kept and performed all of his obligations hereunder, Great Plains shall pay to Executive a Base Salary (adjusted as provided below, the "Base Salary") in the amount of One Hundred Fifty Thousand and no/100 dollars ($150,000.00) per annum during the Term of this Agreement, to be paid in accordance with Great Plains' normal payroll practices and subject to such deductions or withholdings as are required by law for taxes and similar charges. Executive shall receive the above-named salary at his regular rate of pay for all hours worked by him in a week regardless of the number of hours he may work. Great Plains' Chief Executive Officer, after consultation with Executive, may provide Executive with an annual raise in the Base Salary and/or bonus consistent with Great Plains' annual raise and/or bonus practices and subject to the performance of Executive.

          B. The compensation herein provided for Executive shall constitute full payment for the services of Executive rendered to Great Plains. Executive shall not receive any additional compensation for extraordinary services unless such services, prior to their rendition, are authorized by the Board of Directors of Great Plains in writing.


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          C.   Employer shall pay Executive Four Hundred and No/100 Dollars
($400.00) per month as reasonable costs associated with the use of an automobile for performance of his duties under this Agreement.

          D. Employer shall annually afford Executive four (4) weeks of paid vacation available to the Executive at the beginning of each fiscal year.

          V.   EXECUTIVE BENEFITS AND EXPENSE REIMBURSEMENT.

          A. Executive shall be eligible to participate in Great Plains' benefits plans for salaried executives including, but not limited to, medical, life, accidental death and dismemberment and short and long term disability insurance. Great Plains retains the right to cancel, alter, or amend any of its employee benefit plans and other fringe benefits which Executive may receive or may have received.

          B. Executive shall be entitled to reimbursement for expenses reasonably incurred by Executive in connection with the performance of his duties during the Term, upon presentation of evidence reasonably satisfactory to Great Plains of the amounts and nature of such expenses.

          VI.  TERMINATION.

          A. Great Plains may terminate this Agreement upon a decision of the Chief Executive officer of Great Plains (1) on Executive's death; (2) after fourteen-days advance written notice, upon Executive's incapacity or inability to perform his assigned duties and responsibilities for ninety (90) consecutive days because of an impairment of Executive's physical or mental health that prevents him from performing any of the essential functions of his job; or (3) after fourteen-days advance written notice, for "cause". "Cause" shall mean:

          (a) Executive's material breach of any of the terms of this Agreement;

          (b) Executive's refusal or failure to comply with reasonable lawful orders or directives issued by the Board of Directors or the President of Great Plains consistent with this Agreement, if such refusal or failure is repeated after notice of refusal or failure;

          (c) Executive's commission of a felony or any act or crime of theft, dishonesty or moral turpitude; or

          (d) Executive's material violation of any statutory or common law duty of loyalty to Great Plains.


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          B.   If Great Plains terminates this Agreement upon Executive's death, upon his incapacity or inability, or for "cause" as defined in this Section, or if Executive voluntarily resigns from his employment with Great Plains during the Term of this Agreement, Executive and his beneficiaries shall not be entitled to any continued Base Salary, bonus, or benefits except as required under the law or under the terms of the benefits plans as existing on the date of termination or resignation.

          C. Employer may terminate this Agreement at any time without "cause" as defined in this Section before expiration of the Term of this Agreement, provided that if Great Plains terminates this Agreement without "cause" and not because of Executive's death or incapacity or inability as defined in this Section, Great Plains shall pay to Executive the following for two (2) years following written notice of termination: the Base Salary as set forth in Section IV of this Agreement less any earned income ("Earned Income") that Executive receives from any other source (other than investment income or reimbursement for expenses) during such two-year period. Such payments shall be made in accordance with Great Plains' normal payroll practices as if Great Plains continues to employ Executive. In the event that Executive is entitled to compensation under this Paragraph No. VI.C., Great Plains may reasonably require that Executive certify his employment and income status on a monthly basis during the two-year period after his employment with Great Plains ends.


          VII. Confidential Information.

          A. Executive acknowledges that the successful development, distribution and marketing of Great Plains' current and future products, including but not limited to its current and future financial accounting software products, require substantial time and expense. Such efforts generate for Great Plains secret information and other valuable and proprietary information (collectively, "Confidential Information") which gives Great Plains significant business advantages over others in the software industry who do not have such information. Confidential Information includes, but is in no way limited to, the following:

     (1) Information relating to the software source and object code, source code design and configuration, algorithms, user-interface design and lay-out, development plans, development tools and development techniques and methods of Great Plains' current and future software products;

     (2) Information relating to the development, lay-out and design of user manuals and documentation for Great Plains' current and future software products;


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     (3)  Information relating to the advertising and marketing plans, and pricing plans and formulae for Great Plains' current and future products;

     (4) Contracts and negotiation strategies and practices involved in the sale and distribution of Great Plains' current and future products;

     (5) Information relating to current and prospective value-added resellers and other distribution intermediaries (collectively, "Partners") with which Great Plains has developed, or will attempt to develop, a business relationship, including but not limited to lists of Partners and Partner contacts;

     (6) Information relating to current and prospective user-customers of Great Plains, including but not limited to user-customer lists and user-customer service and support data; and

     (7) Processes, techniques, methods, policies and practices involved in the training and development of the personnel of Great Plains.

          B. Executive acknowledges that during the course of his employment with Great Plains he has used and obtained, and will continue to use and obtain, knowledge of such Confidential Information. Executive acknowledges that Great Plains has significant business advantages over its competitors in the software industry due to Great Plains' Confidential Information and relationships with its Partners.


          VIII. RELATIONSHIPS WITH PARTNERS.

          Executive acknowledges that Great Plains has undertaken substantial time and expense in developing its business relationship with its Partners, that Great Plains has obtained valuable and proprietary information relating to each of its Partners' unique needs, wishes and concerns, and that Great Plains has developed substantial goodwill with its Partners as a result of these efforts. Executive additionally acknowledges that he has obtained and used this valuable and proprietary information and has participated in, and/or directly supervised, the development of Great Plains' relationships with its Partners.


          IX.  PROTECTION OF CONFIDENTIAL INFORMATION.

          Executive agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect Great Plains' legitimate business interests without restricting or


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restraining his post-employment professional, trade and business opportunities:

          A. In the event that his employment with Great Plains ends for any reason and whether voluntarily or involuntarily, Executive will immediately turn over to Great Plains all of its property, whether in original or copied form, including but not limited to files, lists, contracts, notes, manuals, reports, records, tapes, films, graphics, charts, computer programs and other forms of computer media, or other documents or things containing, in any form in whole or in part, any of Great Plains' Confidential Information;

          B. During his employment with Great Plains, and after the voluntary or involuntary cessation of his employment with Great Plains for any reason, Executive agrees forever

               (1)  to hold in confidence; and

               (2) not at any time, in any way, directly or indirectly, to use for his own benefit or the benefit of some other person, firm, corporation or other entity, or to divulge, disclose or communicate to any person, firm, corporation or other entity;

               any Confidential Information unless with the written consent of Great Plains or unless at that time the information has become generally and lawfully known to Great Plains' competitors. This provision shall in no way be interpreted to preclude Executive from using, divulging, disclosing or communicating Confidential Information as required in the fulfillment of his duties as an employee of Great Plains.

          C. Executive agrees that after the date of cessation of his employment with Great Plains (hereinafter, the "Cessation Date"), whatever the reason for such cessation of employment, whether voluntarily or involuntarily and whether before or after the expiration of the Term, he will not during the Non Competition Period (as such period is defined below):

               (1) Control or own (directly or indirectly) more than 2% of any outstanding capital stock of any corporation other than Great Plains which has engaged, is engaged, or which intends to become engaged, in the business of developing, producing, manufacturing, marketing and/or selling in the United States, Canada or the United Kingdom any financial accounting software product; or


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               (2)  Serve as

                    (a) an officer, director, contractor, agent, advisor or employee of any corporation wherever located; or

                    (b) a member, contractor, agent, advisor or employee of any partnership wherever located; or

                    (c) an owner, contractor, agent, advisor or employee of any other business entity wherever located which has engaged, is engaged, or which intends to become engaged, in the business of designing, developing, producing, manufacturing, marketing, selling and/or supporting in the United States, Canada or the United Kingdom any financial accounting software product. However, if a company has divisions or subsidiaries that do not engage as described above in the business of financial accounting software products, Executive may work for that division or subsidiary.

               As used in this Agreement, the term "Non-Competition Period" shall mean (i) if the Cessation Date occurs during the Term, two years; and (ii) if the Cessation Date occurs after the Term, such period of time, not to exceed two years, as Great Plains continues to pay Executive the Base Salary less any Earned Income.


          X.   NON-SOLICITATION OF EMPLOYEES.

          Executive acknowledges that Great Plains has devoted considerable time and expense to the training and development of its employees. He also acknowledges that Great Plains, employees use and have substantial exposure to Great Plains' Confidential Information. Accordingly, in the event that his employment with Great Plains ends for any reason and whether voluntarily or involuntarily, he will not for a period of two (2) years after the cessation of his employment induce, or assist in the inducement of, any management or other key employee away from Great Plains or from the faithful discharge of any of the employee's contractual, fiduciary or other obligations to serve Great Plains with undivided loyalty.


          XI.  PROTECTION OF NEW IDEAS.

          Executive acknowledges that any and all inventions, discoveries, improvements and patentable or copyrightable works


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(collectively, "New Ideas") that are initiated, conceived or made by him during his employment with Great Plains and that relate to the business or activities of Great Plains are the property solely of Great Plains, whether or not reduced to writing or practice during the period of his employment. Executive agrees that he has disclosed as of the date of execution of this Agreement, and he will continue promptly to disclose, to Great Plains all New Ideas that he initiated, conceived or made, either alone or in conjunction with others. Executive agrees that he will assign to Great Plains all of his rights and interest in any such New Ideas and will, upon request by Great Plains, and at its expense, execute any and all applications, assignments or other instruments that Great Plains may deem necessary to apply for and obtain patents of the United States or any foreign country or to protect otherwise and keep protected the interest of Great Plains in any New Ideas. Executive's obligations under this paragraph shall continue until fulfilled, shall not be affected by the cessation of his employment with Great Plains and shall be binding on his assigns, executors, administrators and/or other legal representatives to the extent that any of them can fulfill those left unfulfilled by Executive.


          XII. REMEDIES.

          A. Executive agrees that the services to be rendered by him pursuant to this Agreement, and the acknowledgments, rights and privileges granted to Great Plains by him pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by him of any of the terms of this Agreement will ca-use great and irreparable injury and damage to Great Plains. Accordingly, Executive agrees that, in the event that he breaches any term of this Agreement, Great Plains shall have a right to equitable relief, including, but not limited to a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Agreement. Executive agrees that Great Plains shall be entitled to the remedies of injunction, specific performance and other equitable relief as available under applicable law to prevent a threatened or potential breach of this Agreement by him. Executive and Great Plains agree to reimburse the prevailing party in any legal proceeding for all costs and expenses including reasonable attorneys' fees incurred in connection with the enforcement of his or its rights under any provision of this Agreement.

          B. Executive agrees that Great Plains may file any litigation relating to the enforcement of this Agreement in the Fourth Judicial District Minnesota District Court or the United States District Court for the District of Minnesota. For purposes of the enforcement of this Agreement, Executive consents


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to the personal jurisdiction of the federal and state courts within the State of
Minnesota.

          XIII. ASSIGNS AND SUCCESSORS.

          Executive agrees that Great Plains' rights under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. In the event of the merger or consolidation of Great Plains with any other corporation or corporations, the sale by Great Plains of a major portion of its assets, or-of its business and good will, or any other corporate reorganization involving Great Plains, this Agreement may be assigned and transferred to such successor in interest as an asset of Great Plains.

          XIV.  INTEGRATION AND MODIFICATION OF AGREEMENT.

          This Agreement and the Stock Option Agreements dated October 29, 1992, and July 14, 1993, contain the entire understanding of the parties and supersede all other written or oral agreements, representations or understandings. This Agreement may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


          XV.   WAIVER.

          Great Plains, failure to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement at one time or times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.


          XVI.  INTERPRETATION OF TERMS.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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Executive's claim to the American Arbitration Association or the Center for
Public Resources for nonbinding mediation prior to the expiration of such 30-day period, Executive may not institute legal proceedings until the earlier or: (A) the completion of mediation efforts with the good faith participation of Executive in such efforts; or B) 90 days after the date on which Great Plains received written notice of Executive's claim.

                                   *    *    *

          The parties have read, understand, and freely accept all of the provisions in this Agreement. The parties represent that each has sought and received independent legal advice from an attorney of its or his choice with respect to the meaning of the provision in this Agreement.


RAY AUGUST                                        GREAT PLAINS SOFTWARE, INC.



/s/ Raymond August                                By: Michael A. Slette
----------------------------                          --------------------------


Dated: June 24, 1994                              Dated: June 24, 1994
      ----------------------                             -----------------------
Moorhead, Minnesota                               Moorhead, Minnesota


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